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                            August 20, 2020

       Jeanna Steele
       General Counsel and Corporate Secretary
       Sunrun Inc.
       225 Bush Street, Suite 1400
       San Francisco, California 94104

                                                        Re: Sunrun Inc.
                                                            Registration
Statement on Form S-4
                                                            Filed August 14,
2020
                                                            File No. 333-246371

       Dear Ms. Steele:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Sergio
Chinos, Staff Attorney, at (202) 551-7844 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Manufacturing